MICHAEL KORS

Exhibit 99.1
Michael Kors Holdings Limited Announces Second Quarter Fiscal 2016 Results
Second Quarter Total Revenue Increased 6.9% (Increased 12.3% on a Constant Currency Basis)
Second Quarter Reported Diluted EPS was $1.01 ($1.07 on a Constant Currency Basis)
London — November 4, 2015 — Michael Kors Holdings Limited (NYSE:KORS) (the “Company”), a global luxury lifestyle brand, today announced its financial results for the fiscal 2016 second quarter ended September 26, 2015.
For the second quarter ended September 26, 2015:

•	Total revenue increased 6.9% to $1.13 billion from $1.06 billion in the second quarter of fiscal 2015. On a constant currency basis, total revenue increased 12.3%.

•
Retail net sales increased 7.5% to $532.8 million driven by 116 net new store openings since the end of the second quarter of fiscal 2015 and e-commerce sales from the Company's North America digital flagships, partially offset by an 8.5% decrease in comparable store sales. On a constant currency basis, retail net sales grew 14.7%, and comparable store sales decreased 3.4%. Wholesale net sales increased 7.8% to $554.0 million and on a constant currency basis, wholesale net sales grew 11.8%. Licensing revenue decreased 8.1% to $43.2 million.

•
Total revenue in the Americas increased 4.5% to $838.2 million on a reported basis and increased 5.6% on a constant currency basis. European revenue grew 2.3% to $243.4 million on a reported basis, and grew 20.6% on a constant currency basis. Revenue in Japan increased 36.1% to $22.4 million on a reported basis, and increased 60.7% on a constant currency basis.

•
Gross profit increased 3.0% to $664.4 million, and as a percentage of total revenue was 58.8%. Gross profit margin was reduced by approximately 89 basis points due to the change in foreign currency exchange rates. This compares to 61.0% in the second quarter of fiscal 2015.

•	Income from operations was $273.1 million, or 24.2% as a percentage of total revenue. This compares to $305.6 million, or 28.9% as a percentage of total revenue, for the second quarter of fiscal 2015.

•
Net income was $193.1 million, or $1.01 per diluted share, based on a 28.9% tax rate and 191.5 million weighted average diluted shares outstanding, which included an unfavorable impact related to foreign currency exchange rates of approximately $0.06 per share. Net income for the second quarter of fiscal 2015 was $207.0 million, or $1.00 per diluted share, based on a 31.9% tax rate and 207.4 million weighted average diluted shares outstanding.

•
At September 26, 2015, the Company operated 589 retail stores, including concessions, compared to 473 retail stores, including concessions, at the end of the same prior-year period. The Company had 215 additional retail stores, including concessions, operated through licensing partners. Including licensed locations, there were 804 Michael Kors stores worldwide at the end of the second quarter of fiscal 2016.

John D. Idol, the Company’s Chairman and Chief Executive Officer, said, “We are pleased with our second quarter results, which were ahead of expectations and reflected the continued expansion of our luxury brand worldwide.  We drove growth in our retail and wholesale segments as well as across our operating regions in the Americas, Europe and Japan, with our compelling fashion products and jet set shopping experience.  Importantly, in our retail segment, our North American digital flagship sales continued to accelerate this quarter and we drove sequential improvement in our comp performance. Looking ahead, we believe we are well positioned for a positive holiday period with our exciting new product introductions and gifting assortments in addition to a captivating marketing campaign, all of which are designed to inspire our customer to celebrate the season with effortless glamour and style. The Michael Kors luxury brand remains incredibly strong, and we are focused on continuing to execute our strategic initiatives to drive long-term sustainable growth."

MICHAEL KORS

For the first six months ended September 26, 2015:

•	Total revenue increased 7.1% to $2.12 billion from $1.98 billion in the same period of fiscal 2015. On a constant currency basis, total revenue increased 12.8%.

•
Retail net sales increased 8.2% to $1.06 billion. Comparable store sales decreased 9.0%. On a constant currency basis, retail net sales grew 15.4% and comparable store sales declined 4.2%. Wholesale net sales increased 6.2% to $978.0 million and on a constant currency basis, wholesale net sales grew 10.9%. Licensing revenue increased 3.6% to $81.9 million.

•	Gross profit for the first six months increased 4.2% to $1.27 billion, and as a percentage of total revenue, was 59.9%. This compares to 61.6% in the same period of fiscal 2015.

•
Income from operations for the first six months was $521.7 million and as a percentage of total revenue was 24.7%. For the same period of fiscal 2015, income from operations was $582.3 million, or 29.5% as a percentage of total revenue.

•
Net income for the first six months was $367.5 million, or $1.88 per diluted share, based on 195.8 million weighted average diluted shares outstanding, which included an unfavorable impact related to foreign currency exchange rates of approximately $0.12 per share. Net income for the same period of fiscal 2015 was $394.7 million, or $1.90 per diluted share, based on 207.3 million weighted average diluted shares outstanding.

Share Repurchase Program
During the second quarter, the Company repurchased 9,424,385 of the Company's ordinary shares for approximately $400.0 million in open market transactions. As of September 26, 2015, the remaining availability under the Company’s share repurchase program was $258.1 million. The Company also announced today that the Board of Directors approved an amendment to its share repurchase program on November 3, 2015, authorizing the repurchase of up to an additional $500 million of the Company’s ordinary shares and extending the program through March 2018. This increases the initial repurchase authorization previously announced in November 2014 to $2.0 billion, of which approximately $758 million is available for future repurchases. Share repurchases may be made in open market or privately negotiated transactions, subject to market conditions, applicable legal requirements, trading restrictions under the Company’s insider trading policy, and other relevant factors. The program may be suspended or discontinued at any time.
Senior Unsecured Credit Facility
On October 29, 2015, the Company entered into an amended and restated senior unsecured revolving credit facility ("2015 Credit Facility"), which replaced its existing credit facility from 2013. The 2015 Credit Facility expires on October 29, 2020 and provides for up to $1.0 billion in borrowings, which may be denominated in U.S. Dollars or other currencies. The Company may use this facility for general corporate purposes, share repurchases and acquisitions.
Outlook
For the third quarter of fiscal 2016, the Company expects total revenue to be in the range of $1.33 billion to $1.35 billion. On a constant currency basis, total revenue is expected to increase in the mid-single digit range assuming a $42 million impact from the change in foreign currency rates. The Company expects a mid-single digit comparable store sales decrease on a reported basis and a low single digit decrease on a constant currency basis. Operating expense as a percentage of total revenue is expected to increase 200 to 240 basis points, primarily due to global investments in digital flagships, corporate talent, new stores, shop-in-shops, infrastructure and distribution. Diluted earnings per share are expected to be in the range of $1.44 to $1.48 for the third quarter of fiscal 2016. This assumes 187.0 million weighted average diluted shares outstanding and a tax rate of approximately 28.5%. The Company expects foreign currency to impact net income by approximately $11 million and EPS by approximately $0.06.

MICHAEL KORS

For fiscal 2016, the Company expects total revenue to be in the range of $4.60 billion to $4.65 billion. On a constant currency basis, total revenue is expected to increase in the low-double digit range assuming a $164 million impact from the change in foreign currency rates. The Company expects a mid-single digit comparable store sales decrease on a reported basis and a low-single digit decrease on a constant currency basis. Operating expense as a percentage of total revenue is expected to increase 200 to 220 basis points, due to the above mentioned investments. Diluted earnings per share are expected to be in the range of $4.38 to $4.42 for fiscal 2016. This assumes 191.5 million weighted average diluted shares outstanding and a tax rate of approximately 29.0%. The Company expects foreign currency to impact net income by approximately $36 million and EPS by approximately $0.19.
Conference Call Information
A conference call to discuss second quarter results is scheduled for today, November 4, 2015 at 8:00 a.m. ET. A replay of the call will be available today at 11:00 a.m. ET; to access the replay, dial 1-877-870-5176 for domestic callers or dial 1-858-384-5517 for international callers and enter access code 1734859. The conference call will also be webcast live in the investor relations section of www.michaelkors.com. The webcast will be accessible on the website for approximately 90 days after the call.
About Michael Kors
Michael Kors is a world-renowned, award-winning designer of luxury accessories and ready to wear. His namesake company, established in 1981, currently produces a range of products through his Michael Kors Collection and MICHAEL Michael Kors labels, including accessories, footwear, watches, jewelry, men’s and women’s ready to wear, and a full line of fragrance products. Michael Kors stores are operated, either directly or through licensing partners, in some of the most prestigious cities in the world, including New York, Beverly Hills, Chicago, London, Milan, Paris, Munich, Istanbul, Dubai, Seoul, Tokyo and Hong Kong.

Forward Looking Statements
This press release contains forward-looking statements. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations, including descriptions of its business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. The forward-looking statements contained in this press release are based on assumptions that the Company has made in light of management’s experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors are more fully discussed in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2015 (File No. 001-35368), filed on May 27, 2015 with the U.S. Securities and Exchange Commission.
Use of Non-GAAP Constant Currency Financial Measures
Constant currency effects are non-GAAP financial measures, which are provided to supplement our reported operating results to facilitate comparisons of our operating results and trends in our business, excluding the effects of foreign currency rate fluctuations. Because we are a global Company, foreign currency exchange rates may have a significant effect on our reported results. We calculate constant currency measures and the related foreign currency impacts by translating the current-year’s reported amounts into comparable amounts using prior year’s foreign exchange rates for each currency. All constant currency performance measures discussed below should be considered a supplement to and not in lieu of our operating performance measures calculated in accordance with accounting principles generally accepted in the United States (“U.S. GAAP.”)

MICHAEL KORS

CONTACTS:
Investor Relations:
Michael Kors Holdings Limited
Krystyna Lack - VP, Treasurer
201-691-6133 InvestorRelations@MichaelKors.com
Or
ICR, Inc.
Jean Fontana
203-682-1214 jean.fontana@icrinc.com
Media:
ICR, Inc.
Alecia Pulman
646-277-1231 KorsPR@icrinc.com

MICHAEL KORS

SCHEDULE 1
MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014
Net sales	$1,086,829	$1,009,669	$2,034,088	$1,896,706
Licensing revenue	43,152	46,936	81,868	79,053
Total revenue	1,129,981	1,056,605	2,115,956	1,975,759
Cost of goods sold	465,552	411,578	847,892	759,099
Gross profit	664,429	645,027	1,268,064	1,216,660
Total operating expenses	391,343	339,469	746,355	634,331
Income from operations	273,086	305,558	521,709	582,329
Other expense (income), net	69	(1,006)	894	(1,349)
Interest expense, net	375	72	484	31
Foreign currency losses	1,442	2,395	2,119	3,548
Income before provision for income taxes	271,200	304,097	518,212	580,099
Provision for income taxes	78,382	97,107	151,039	185,393
Net income	$192,818	$206,990	$367,173	$394,706
Less: Net loss attributable to noncontrolling interest	(318)	—	(318)	—
Net income attributable to MKHL	$193,136	$206,990	$367,491	$394,706
Weighted average ordinary shares outstanding:
Basic	188,857,398	204,464,952	192,917,209	204,107,262
Diluted	191,524,156	207,432,250	195,789,325	207,304,247
Net income per ordinary share:
Basic	$1.02	$1.01	$1.90	$1.93
Diluted	$1.01	$1.00	$1.88	$1.90

MICHAEL KORS

SCHEDULE 2
MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 26, 2015	March 28, 2015	September 27, 2014
Assets
Current assets
Cash and cash equivalents	$431,541	$978,922	$1,028,981
Receivables, net	344,135	363,419	330,234
Inventories	713,731	519,908	619,296
Deferred tax assets	28,212	27,739	29,204
Prepaid expenses and other current assets	106,616	127,443	125,658
Total current assets	1,624,235	2,017,431	2,133,373
Property and equipment, net	672,409	562,934	453,826
Intangible assets, net	69,245	61,541	53,278
Goodwill	26,215	14,005	14,005
Deferred tax assets	10,779	2,484	6,423
Other assets	17,077	33,498	28,515
Total assets	$2,419,960	$2,691,893	$2,689,430
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$199,152	$142,818	$184,555
Accrued payroll and payroll related expenses	44,647	62,869	46,733
Accrued income taxes	26,550	25,507	19,361
Short-term debt	5,416	—	—
Deferred tax liabilities	3,594	3,741	—
Accrued expenses and other current liabilities	107,782	95,146	75,216
Total current liabilities	387,141	330,081	325,865
Deferred rent	102,635	88,320	93,434
Deferred tax liabilities	16,277	10,490	3,905
Long-term debt	4,123	—	—
Other long-term liabilities	21,048	22,037	21,097
Total liabilities	531,224	450,928	444,301
Commitments and contingencies
Shareholders’ equity
Ordinary shares, no par value; 650,000,000 shares authorized; 207,286,133 shares issued and 184,048,990 outstanding at September 26, 2015; 206,486,699 shares issued and 199,656,833 outstanding at March 28, 2015, and 205,797,551 shares issued and 205,756,764 outstanding at September 27, 2014	—	—	—
Treasury shares, at cost (23,237,143 shares at September 26, 2015; 6,829,866 shares at March 28, 2015; and 40,787 shares at September 27, 2014)	(1,248,818)	(497,724)	(3,484)
Additional paid-in capital	677,705	636,732	586,588
Accumulated other comprehensive loss	(81,148)	(66,804)	(20,419)
Retained earnings	2,536,252	2,168,761	1,682,444
Total shareholders’ equity of MKHL	1,883,991	2,240,965	2,245,129
Noncontrolling interest	4,745	—	—
Total shareholders’ equity	1,888,736	2,240,965	2,245,129
Total liabilities and shareholders’ equity	$2,419,960	$2,691,893	$2,689,430

MICHAEL KORS

SCHEDULE 3
MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED SEGMENT DATA
($ in thousands)
(Unaudited)

		Three Months Ended		Six Months Ended
		September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014
Revenue by Segment and Region:
Retail net sales:	The Americas	$384,859	$370,999	$781,563	$744,558
	Europe	125,564	108,125	232,568	200,040
	Japan	22,392	16,455	41,984	31,223
Total Retail Net Sales		532,815	495,579	1,056,115	975,821
Wholesale net sales:	The Americas	426,203	400,678	735,265	727,721
	Europe	101,808	113,412	194,430	193,164
	Asia	26,003	—	48,278	—
Total Wholesale Net Sales		554,014	514,090	977,973	920,885
Licensing revenue:	The Americas	27,153	30,549	48,682	48,836
	Europe	15,999	16,387	33,186	30,217
Total Licensing Revenue		43,152	46,936	81,868	79,053
Total Revenue		$1,129,981	$1,056,605	$2,115,956	$1,975,759

Income from Operations:
Retail		$99,959	$127,334	$220,833	$270,023
Wholesale		156,880	156,672	263,190	274,324
Licensing		16,247	21,552	37,686	37,982
Total Income from Operations		$273,086	$305,558	$521,709	$582,329

Operating Margin:
Retail		18.8%	25.7%	20.9%	27.7%
Wholesale		28.3%	30.5%	26.9%	29.8%
Licensing		37.7%	45.9%	46.0%	48.0%
Total Operating Margin		24.2%	28.9%	24.7%	29.5%

				September 26, 2015
Store Count and Square Footage by Region:				Store Count	Square Footage
The Americas				377	1,103,578
Europe				155	406,416
Japan				57	76,718
Total				589	1,586,712

MICHAEL KORS

SCHEDULE 4
MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES
CONSTANT CURRENCY DATA
(In thousands)
(Unaudited)

	Three Months Ended		% Change
	September 26, 2015	September 27, 2014	As Reported	Constant Currency
Retail net sales	$532,815	$495,579	7.5%	14.7%
Wholesale net sales	554,014	514,090	7.8%	11.8%
Licensing revenue	43,152	46,936	(8.1)%	(8.1)%
Total revenue	$1,129,981	$1,056,605	6.9%	12.3%

	Six Months Ended		% Change
	September 26, 2015	September 27, 2014	As Reported	Constant Currency
Retail net sales	$1,056,115	$975,821	8.2%	15.4%
Wholesale net sales	977,973	920,885	6.2%	10.9%
Licensing revenue	81,868	79,053	3.6%	3.6%
Total revenue	$2,115,956	$1,975,759	7.1%	12.8%